EXHIBIT 10(vi)

THE CLOROX COMPANY

SUPPLEMENTAL

EXECUTIVE

RETIREMENT PLAN

RESTATED

JULY 17, 1991

AMENDED

MAY 18, 1994,

JANUARY 17, 1996,

JANUARY 19, 2000

And

JULY 20, 2004

PURPOSE OF THE PLAN

The purpose of The Clorox Company Supplemental Executive Retirement Plan (the "Plan") is to provide retirement benefits for certain executives of The Clorox Company (the "Company") in addition to the retirement benefits provided generally to all Company salaried employees.  These supplemental benefits are intended to provide greater retirement security for those executives and to aid in attracting and retaining future executives.

ARTICLE I

DEFINITIONS

The following words and phrases as used herein shall have the following meanings, unless a different meaning is plainly required by the context.

1.1            "Accrued Benefit" means the benefit of a Participant calculated under Article II at the time of the Participant's termination, or for Participants who have not terminated employment, at the time of their assumed termination.  In the latter case, the benefit will be based upon the following as of their assumed termination:  (a) Compensation, (b) total years and completed months of service, (c) any vested accrued benefit from a Company sponsored Defined Benefits Plan, (d) the monthly benefit which could be provided based on the actuarially determined annuity value of the Participant's vested Company contributions account under any Company sponsored Defined Contribution Plan, and (e) any monthly primary insurance benefit to which the Participant may be entitled under the Social Security Act.

1.2       "Board of Directors" means the board of directors of the Company as from time to time constituted.

1.3            "Committee" means the Management Development and Compensation Committee of the  Board of Directors.

1.4            "Company" means The Clorox Company.

1.5            "Compensation" means the total of annual base salary plus the Annual Incentive Plan and/or Executive Incentive Compensation awarded to a Participant and in each case includes amounts the receipt of which the Participant has elected to defer or to take in the form of restricted stock or a stock option.  For purposes of the calculation of benefits in Sections 2.3 and 2.5, the total of the Participant’s three highest Annual Incentive Plan Compensation and/or Executive Incentive Compensation (referred to collectively as “Incentive Compensation”) awards will be apportioned evenly over the 36 consecutive months of highest base salary. If a Participant receives a pro-rated Incentive Compensation award because of termination of employment other than at the end of the Company’s fiscal year, (a) that pro-rated amount shall be divided by the number of months the Participant was employed during the fiscal year and (b) the Participant’s third highest Incentive Compensation award shall be divided by 12. If the result of (a) above is greater than the result of (b) above, one of the Participant’s three highest Incentive Compensation awards for purposes of this paragraph shall be deemed to be the Participant’s final year pro-rated Incentive Compensation Award plus the amount determined in (b) above multiplied by the result of subtracting from 12 the number of months Participant was employed by the Company during his or her final year of employment.

1.6            "Defined Benefit Plan" means a plan, fund or program under which an employer undertakes systematically for the payment of definitely determinable benefits to its employees over a period of years after retirement.  The benefit an employee will receive upon retirement can be determined from a formula defined in the plan instrument.

1.7            "Defined Contribution Plan" means a plan which provides for an individual account for each participant and for benefits based solely on the amount contributed to the participant's account, and any income, expenses, gains and losses and any forfeitures of accounts of other participants which may be allocated to such participant's account.  Beginning July 1, 1994 "Defined Contribution Plan" shall include NonQualified Deferred Compensation Plans which a) restore amounts for a Participant's benefit which cannot be contributed to a defined benefit or contribution plan deemed qualified under the Internal Revenue Code, or b) account for annual distributions, whether deferred or received in cash, made from a Defined Contribution Plan rather than credited to the Participant's account in such plan.

1.8            "Effective Date" means July 1, 1981.

1.9            "Married Participant" means a Participant who is lawfully married on the date Retirement Benefits become payable pursuant to Article II (Retirement Benefits).

1.10            "Executive" means a member of the Clorox Leadership Committee.

1.11            "Participant" means any employee who becomes a Participant pursuant to Section 2.1 (Participation), or a former employee who has become entitled to a Normal or Early Retirement Benefit pursuant to the Plan.

1.12            "Retirement Benefit" means the retirement income provided to Participants and their joint annuitants in accordance with the applicable provisions of Article II (Retirement Benefits).

Words importing males shall be construed to include females wherever appropriate.

ARTICLE II

RETIREMENT BENEFITS

2.1            Participation
The employees of the Company named in Exhibit A are the Participants currently accruing benefits or who have vested deferred benefits and have not begun to receive such benefits.  From time to time, the Committee may designate additional employees as Plan Participants.  A Participant who is an Executive of the Company and who is removed from office or is not reappointed as an Executive, or who is not an Executive and who terminates his employment or has his employment terminated, will thereupon cease to be a Participant and will have no vested interest in the Plan unless he is entitled to a Normal or Early Retirement Benefit pursuant to this Article II.

2.2       Normal Retirement Date
A Participant who terminates his employment on or after age sixty-five with ten or more years of employment with the Company will receive a Normal Retirement Benefit beginning on the first day of the month following his termination of employment.  Such date will be the Participant's Normal Retirement Date.

2.3       Normal Retirement Benefits
The Normal Retirement Benefit payable to a Participant will be equal to 3-2/3% of the monthly average of the Participant's compensation during the thirty-six (36) consecutive months of employment producing the highest such average, times the Participant's total years and completed months of employment with the Company as of his termination of employment, to a maximum of 15 years, offset by:

(a)            the monthly benefit payable under a 50% joint and survivor annuity form for a Married Participant or an annuity payable for the life of a single Participant, which would be provided to the Participant on his Normal Retirement Date (i) by Company contributions under any Company sponsored Defined Benefit Plan plus (ii) the monthly benefit which could be provided based on the actuarially determined annuity value of his vested Company contributions account under any Company sponsored Defined Contribution Plan, plus

(b)            the monthly primary insurance benefit to which the Participant may be entitled under the Social Security Act as of his Normal Retirement Date.

For purposes of this Section, Company contributions shall not include voluntary reductions of compensation under the provisions of a Company sponsored Defined Contribution Plan.  Company matching contributions under such a plan shall be considered Company contributions.

2.4       Early Retirement Date
A Participant who terminates his employment on or after age fifty-five with ten or more years of employment with the Company will receive an Early Retirement Benefit beginning on the first day of the month following his termination of employment.  The date of the commencement of the Early Retirement Benefit will be the Participant's Early Retirement Date.

2.5       Early Retirement Benefit
The Early Retirement Benefit payable to a Participant on his Early Retirement Date will be calculated in the same manner as the Normal Retirement Benefit in Section 2.3 except that:

(a)            Before deducting the offsets provided in Section 2.3, (a) and (b), the benefit derived by the calculation in the first paragraph of Section 2.3 shall be reduced to reflect the Participant's retirement before his Normal Retirement Date.  This reduction will be one quarter of one percent (0.25%) for each month that the Participant's Early Retirement Date precedes his Normal Retirement Date.

(b)            In calculating the offset described in Section 2.3, (a) and (b), the reference to "Normal Retirement Date" shall be changed to "Early Retirement Date."  If the Early Retirement Date is prior to the Participant's attainment of age 62, then the monthly primary insurance benefit payable at age 62 shall be multiplied by the appropriate factor from the table below:

                Age at Early

            Retirement Date Factor

            62   1.00

            61     .90

            60     .81

            59     .73

            58     .66

            57     .60

            56     .54

            55     .49

            If the Participant's Age on the Early Retirement Date is not an integral age, the factors above shall be interpolated to reflect the age in years and months.  If the Participant is 62 or older on his/her Early Retirement Date, the offset shall be the actual monthly primary insurance benefit to which the Participant is entitled under the Social Security Act as of that date.

2.6       Form of Payment
A Participant's Normal or Early Retirement Benefit, will be paid to him monthly beginning on his Normal or Early Retirement Date and ending with the payment due for the month in which his death occurs.  If the spouse of a Participant who is receiving a Retirement Benefit survives the Participant, monthly payments equal to 50% of the monthly amount payable to the Participant will continue to such spouse ending with the payment due for the month in which such spouse's death occurs.

2.7            Termination other than Early or Normal Retirement
A Participant who terminates employment or whose employment is terminated by the Company and who does not meet the requirements for an Early or Normal Retirement Benefit will be not be entitled to a benefit under the Plan.

2.8       Pre-Retirement Death Benefit
The surviving spouse of a Participant with ten or more years of employment with the Company who dies before he has begun receiving a Normal or Early Retirement Benefit shall be entitled to receive a Pre-Retirement Death Benefit.  The Pre-Retirement Death Benefit shall be one-half of a 50% joint and survivor annuity form of the Early or Normal Retirement Benefit the Participant would have received had he elected to begin receiving a Retirement Benefit on the first day of the month following his death.  If the Participant's death occurs before he has attained the age at which he could elect to receive an Early Retirement Benefit, the Pre-Retirement Death Benefit will commence on the first day of the month following the date upon which the Participant would have attained that age had he survived; provided, however, that if the surviving spouse dies before that date, there shall be no Pre-Retirement Death Benefit available to any survivors of the Participant or his spouse.

2.9            Disability
A Participant who becomes disabled as determined by The Clorox Company Pension Plan will continue to participate in this Plan on the same basis as he continues to participate in said Pension Plan.

ARTICLE III

MISCELLANEOUS PROVISIONS

3.1       Plan Administration
The Committee shall have the power and the duty to take all action and to make all decisions necessary and proper to carry out the Plan.  Without limiting the generality of the foregoing, the Committee hereby designates the Employee Benefits Committee of the Company to control and manage the operation and administration of the Plan.  The Committee shall have the authority to allocate among themselves or to the Employee Benefits Committee or to delegate to any other person, any fiduciary responsibility with respect to the Plan.

3.2            Amendment and Plan Termination

(a)            Except by the written consent of 75% of Plan Participants actually or potentially affected thereby and the approval of the Board of Directors, the Plan may not be terminated or amended in any way which would reduce the benefits payable hereunder or reduce or eliminate the funding provided for in Article IV until the first regularly scheduled meeting of the Board of Directors held after June 30, 2011.

(b)            The Board of Directors, without the consent of the Plan Participants, may amend the Plan to improve or increase the benefits payable hereunder at any time.

(c)            If the Plan is terminated, all Participants, including beneficiaries receiving benefits, will be entitled to their Accrued Benefits under the Plan.  In such event the Board of Directors may, at its sole discretion, elect any one or more of the following alternatives to satisfy the Company's obligations to such Participants or beneficiaries, provided that the method so elected shall be applied uniformly to all Participants or beneficiaries:

(i)            Provide benefit payments in accordance with the terms of the Plan, at the times specified in the Plan.

(ii) Purchase immediate or deferred annuities.

(iii)            Make lump sum payments equal to the present value of accrued benefits for amounts less than $30,000 adjusted annually beginning July 1, 2004, for changes in the Consumer Price Index.

3.3            Assignment of Benefits
A Participant may not, either voluntarily or involuntarily, assign, anticipate, alienate, commute, pledge or encumber any benefits to which he is or may become entitled to under the Plan nor may the same be subject to attachment or garnishment by any creditor of a Participant.

3.4       Not An Employment Agreement
Nothing in the establishment of the Plan is to be construed as giving any Participant the right to be retained in the employ of the Company.

3.5            Merger, Consolidation or Transfer

            In the event that the Company shall, pursuant to action by its Board of Directors, at any time propose to merge into, consolidate with or sell or otherwise transfer all or substantially all of its assets to another corporation and provision is not made pursuant to the terms of such transaction for the continuation of this Plan by the surviving, resulting or acquiring corporation or for the substitution of a comparable plan hereto, the provisions of this Plan shall remain in effect.

ARTICLE IV

FUNDING

4.1            Establishment of Irrevocable Trust
The Company shall establish an irrevocable trust of which the Company is the owner for federal income tax purposes (within the meaning of Sections 671 through 677 of the Internal Revenue Code of 1986) (the "Trust") and fund the Trust as hereinafter provided in order to provide a source from which to satisfy the Company's obligations to Participants under this Plan.

4.2       Amount of Funding
The Company shall make such contributions to the Trust as the Board of Directors from time to time determines appropriate.

4.3            Actuarial Assumptions and Method
The Plan's actuary shall use the following assumptions and methods when advising the Board of Directors with regard to contributions to the Trust:

(a)            Mortality:
1983 Group Annuity Mortality Table for periods after benefits have commenced, or are assumed to have commenced.  No mortality will be assumed prior to the assumed retirement age for benefits not yet in payment status.

(b)            Return on Investment:
Assets are assumed to earn, the liabilities are discounted at, eight percent (8%) per year.

(c)            Assumed Retirement Age:
For Participants whose benefits are not in payment status as of July 1 of each year, the Assumed Retirement Age will be age 60, or their current age if older.  For beneficiaries, the Assumed Retirement Age is the beneficiary's age on the date their deceased spouse would have reached 60, or their current age if their spouse would have already been older than age 60.

(d)            Annual Pay Increases:
Eight percent (8%) per year.

(e)            Employee Turnover:
None.

(f)            Social Security Increases:
Social security benefits are assumed to increase 5% per year.

(g)            IRC Limits:
The Internal Revenue Code (IRC) section 415 and section 401(a)(17) limits are assumed to increase 5% per year.

(h)            Defined Contribution Plan Offset:
Annuity equivalent of projected account balance assuming an annual earnings rate of 8.0%; Profit Sharing Plan contributions of 8.0% of pay; annual 401(k) contributions of $1000 (no inflation); and assuming no further PAYSOP contributions are made.

Actuarial Cost Method:
The Entry Age Normal Cost Method will be used.  The unfunded actuarial liability as of each July 1 will be amortized over ten years.